UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☒   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
Permian Basin Royalty Trust

(Name of the Registrant as Specified In Its Charter)
SOFTVEST, L.P.
SOFTVEST ADVISORS, LLC
SOFTVEST GP I, LLC
ERIC L. OLIVER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒   No fee required.
☐   Fee paid previously with preliminary materials.
☐   Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

IMPORTANT INFORMATION
On October 30, 2025, SoftVest, L.P. (“SoftVest LP”) filed a definitive proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for use at the special meeting of holders of units of beneficial interest (the “Units”) of Permian Basin Royalty Trust (the “Trust”) to vote on (1) a non-binding proposal for SoftVest Advisors, LLC (“SoftVest Advisors”) or another appropriate party to take actions as beneficiaries of the Trust to effect the judicial reformation or modification of the Trust Indenture to allow for the approval of any amendment to the Trust Indenture by a simple majority of votes cast at a special meeting at which a quorum is present (such proposal, the “Indenture Reformation Proposal”) and (2) an adjournment of the Special Meeting (as defined below), if necessary or appropriate, to permit solicitation of additional proxies in favor of the Indenture Reformation Proposal (such meeting, together with any adjournments, postponements or continuations thereof, the “Special Meeting”). INVESTORS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain a free copy of the Proxy Statement, any amendments or supplements thereto and other documents that SoftVest LP files with the SEC from the SEC’s website at www.sec.gov, or by contacting D.F. King, SoftVest LP’s proxy solicitor, by phone (888-605-1956) or e-mail (PBT@dfking.com).
SoftVest LP, SoftVest Advisors, SoftVest GP I, LLC and Eric L. Oliver, may be deemed participants in the solicitation of proxies from holders of Units in connection with the matters to be considered at the Special Meeting. Information about such participants’ direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.
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The following is a letter that will be mailed by SoftVest LP to holders of Units, together with the Proxy Statement, on or about November 12, 2025:

ATTENTION PERMIAN BASIN ROYALTY TRUST INVESTORS:
VOTE TODAY TO SUPPORT OUR EFFORTS TO MODERNIZE PBT
November 3, 2025
Fellow PBT Investors:
SoftVest, L.P. and its affiliates own approximately 13.3% of the outstanding units of Permian Basin Royalty Trust (PBT).
We are an experienced oil and gas investor. In 2019, SoftVest was the catalyst to the conversion of Texas Pacific Land Corporation from an 1888 business trust into a c-corporation with modern governance that was added to the S&P 500 in November 2024 (NYSE: TPL). And in 2007, through certain affiliated entities, SoftVest successfully acquired the assets of the Santa Fe Energy Trust (formerly NYSE: SFF), which consisted of royalty and working interest properties across the United States.
Today, we seek your support at the special meeting of PBT unitholders to be held on December 16, 2025. At the meeting, PBT unitholders will vote on a non-binding proposal in support of our efforts to eliminate super-majority voting requirements in PBT’s charter that in our view hinder PBT’s ability to create unitholder value.
PBT was created in 1980 to hold net overriding royalties in minerals and royalty interests in lands located primarily in the Permian Basin area in Texas which produce oil and gas. These royalties were then considered a depleting asset. But 45 years later, with the advent of horizontal drilling and hydraulic fracturing technology, the prospects of PBT and the assets underlying PBT’s royalties are in our view brighter than ever before.
Despite positive tailwinds, PBT’s potential is hindered by an outdated indenture — PBT’s charter document — that prohibits PBT from taking critical value-enhancing steps without the affirmative vote of at least 75% of the outstanding units. We believe the odds of obtaining such a 75% affirmative vote for any action is effectively zero given the disperse ownership of PBT units and historical lack of unitholder participation at meetings. In fact, a 50% quorum was barely obtained at PBT’s last two unitholder meetings.
As a result of the super-majority voting requirements in its charter, PBT is unable to take effective actions to mitigate the risks of increased production costs incurred by the third-party operators of the properties in which PBT holds a royalty — costs that reduce PBT unitholders’ monthly distributions and are in addition to traditional royalty deductions for post-production marketing costs. To make matters worse, any costs that exceed revenues must be recovered, with accrued interest, from future net proceeds. This forces PBT to assume substantial economic risks without the ability to hedge such risk, as we further explain in the enclosed proxy statement.
We believe that the best path forward is to seek a judicial reformation of PBT’s indenture, to allow for the approval of any amendment to the indenture by a simple majority of votes cast by unitholders at a special meeting. To further our effort, we are presenting at the upcoming special meeting of PBT unitholders a proposal in support of such a judicial reformation of the indenture. The vote is not binding on the PBT trustee or a court, but we believe it will strongly support and validate our efforts.
If the PBT indenture is reformed as we propose, a simple majority of unitholders voting at a future special meeting would be sufficient to consider and approve solutions to the risks outlined above, including via the potential conversion of PBT into a corporation or limited liability company with a governing body that can act on behalf of investors.
Enclosed with this letter is a copy of the trustee’s notice of special meeting, our proxy statement providing additional details about the proposal, and voting materials. Even if you are planning to attend the special meeting, we encourage you to vote TODAY by Internet or telephone FOR the indenture reformation proposal.

We thank you for your support and partnership as fellow investors in PBT.
Eric L. Oliver
On behalf of SoftVest, L.P.
If you have any questions regarding how to vote, please contact:
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, New York 10005
Holders may call toll-free: (888) 605-1956
Banks and brokers call: (212) 448-4470
E-mail: PBT@dfking.com